UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Protective Life Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 18, 2014, Protective Life Corporation mailed the following letter to its stockholders in connection with its Special Meeting of Stockholders scheduled for October 6, 2014:

September 18, 2014 Dear Protective Stockholder: We recently mailed you a proxy statement requesting your support of, among other matters, the adoption of the Agreement and Plan of Merger Agreement, dated as of June 3, 2014, to be voted upon at the special meeting of stockholders scheduled for October 6, 2014. After careful consideration, the Protective board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Protective and its stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement. Please Vote Your Protective Shares Today! Regardless of the number of shares you own, your vote is very important. We encourage all stockholders to have their voices heard. The affirmative vote of the holders of a majority of the Protective shares of common stock outstanding as of the record date of August 15, 2014 is required for the approval and adoption of the merger agreement. There are three ways to vote your Protective shares; each takes only a few moments: • By Telephone – Stockholders in the United States can submit their vote by calling the toll-free number indicated on the enclosed vote instruction form; please have your control number available when calling; • By Internet – Stockholders can submit their vote via Internet at www.proxyvote.com; please have the control number located on the enclosed vote instruction form available; or • By Mail – Stockholders can vote by mail by signing, dating and returning the enclosed vote instruction form in the postage-paid envelope provided. If you need assistance in voting your shares or have questions regarding the special meeting, please contact Protective’s proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 (tollfree) or via email at proxy@mackenziepartners.com. We thank you for your continued support of Protective. Sincerely, Protective Life Corporation

If you have questions or need assistance in voting your shares, please contact: 105 Madison Avenue New York, New York 10016 (212) 929-5500 (Call Collect) or Call Toll-Free (800) 322-2885 Email: proxy@mackenziepartners.com